Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 187 to the Registration Statement of Deutsche DWS International Fund, Inc. (Form N-1A, No. 002-14400) of our report dated October 28, 2020 on the financial statements and financial highlights of DWS CROCI® International Fund (one of the Funds constituting Deutsche DWS International Fund, Inc.) included in the Fund’s Annual Report for the fiscal year ended August 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 24, 2020